Exhibit 15.1

KPMG LLP 16 Raffles Quay #22-00 Hong Leong Building Singapore 048581	Telephone Fax Internet	+65 6213 3388 +65 6225 0984 kpmg.com.sg

June 9, 2022

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We are the principal accountants for Karooooo Ltd. and, on June 9, 2022, we reported on the consolidated financial statements of Karooooo Ltd. and its subsidiaries as of and for the fiscal years ended February 28, 2022 and 2021. On March 15, 2022, we declined to stand for re-election. On May 10, 2022, we were notified that Karooooo Ltd. will be appointing Ernst & Young LLP as its principal accountant for the fiscal year ending February 28, 2023 and that the auditor-client relationship with KPMG LLP will cease upon the conclusion of our term of appointment. We have read Karooooo Ltd.’s statements included under Item 16F of its Form 20-F dated June 9, 2022, and we agree with such statements, except that we are not in a position to agree or disagree with Karooooo Ltd.’s statement that the change was approved and recommended by the audit and risk committee, we are not in a position to agree or disagree with Karooooo Ltd.’s statement that the change was approved by the board of directors, and we are not in a position to agree or disagree with Karooooo Ltd.’s statement that Ernst & Young LLP were not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Karooooo Ltd.’s consolidated financial statements.

Very truly yours,

/s/ KPMG LLP

KPMG LLP (Registration No. T08LL1267L), an accounting limited liability partnership registered in Singapore under the Limited Liability Partnership Act 2005 and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English Company limited by guarantee.